SETTLEMENT AND RELEASE OF CLAIMS

1. PARTIES: The Parties to this Settlement and Release of Claims are Lucas Energy, Inc. ("Lucas") and Savoy Energy Corporation, Inc. ("Savoy") (individually, a "Party" and collectively, the "Parties").

2. RECITALS: This agreement is made with reference to the following facts:

2.1 Savoy has borrowed $100,000.00 from Lucas pursuant to the terms of a Note ("Note") between the Parties which is presently due and owing. As of November 1, 2009, the total amount owing by Savoy to Lucas under the terms of the Note, together with interest thereon and certain other amounts advanced by Lucas on Savoy's account is $117,404.95 (collectively, the "Lucas Debt").

2.2 Lucas has agreed to fully forgive Savoy's payment of the Lucas Debt in exchange for Savoy transferring certain working interests in certain wells owned by Savoy pursuant to a Bill of Sale in the form attached hereto as Exhibit A ("Bill of Sale"), effective as of November 1, 2009.

2.2 It is the intention of the Parties to settle and dispose of, fully and completely, any and all claims, demands and cause or causes of action reflected in, arising out of, or connected with the Lucas Debt.

3. DEBT FORGIVENESS: Upon delivery of the executed Bill of Sale and any further documentation required in connection with the transfer of the interests described in the Bill of Sale, Lucas hereby forever forgives payment of all amounts owed on account of the Lucas Debt, including but not limited to principal and interest on the Note and other amounts

owed by Savoy to Lucas up to a maximum amount of $117,404.95. It is further agreed that such transfer of interests shall be in full and final settlement of the Lucas Debt and Savoy's obligations to Lucas arising out of any dealings between the Parties through and including November 1, 2009.

4. MUTUAL GENERAL RELEASE: For good and valuable consideration, the receipt of which is hereby acknowledged, each Party promises, agrees, and releases the other as follows:

4.1 Except as to such rights or claims as may be created by this agreement, each Party, and each of its/his spouse, heirs, executors, assigns, successors in interest, predecessors in interest, insurers, employees, agents, legal representatives, attorneys, accountants, adjustors, parents, and servants hereby release, remise and forever discharge the other Party and each of its/his spouse, heirs, executors, assigns, successors in interest, predecessors in interest, insurers, employees, agents, legal representatives, attorneys, accountants, adjustors, parents, and servants f its shareholders, agents, officers, directors, employees, representatives, divisions, subsidiaries, affiliates, insurers from any and all claims, demands, and cause or causes of action heretofore or hereafter arising out of, connected with or incidental to the dealings between or among the Parties from the beginning of time up to and including the effective date of this agreement, including, without limitation on the generality of the foregoing, any and all claims, demands and the cause or causes of action reflected in or arising out of the allegations contained in, or the discovery related to, the Lucas Debt, the Note and further amounts related thereto.

5. REPRESENTATIONS AND WARRANTIES: Each Party represents and warrants to, and agrees with the following:

5.1 Each Party has received independent legal advice from its/his

attorneys with respect to: (a) the advisability of making the settlement provided for herein and (b) the advisability of executing this agreement.

5.2 No officer, director, agent, employee, representative, shareholder, subsidiary, affiliate, insurer, or attorney of or for either Party has made any statement or representation to the other Party or its/his counsel regarding any fact relied upon in entering into this agreement, and neither Party is relying on any statement, representation or promise of the other Party or of any officer, director, agent, employee, representative, shareholder, subsidiary, affiliate, insurer, or attorney of or for the other Party in executing this agreement, or in making the settlement, except as expressly stated in this agreement.

5.3 Each Party has made such investigation of the facts pertaining to this settlement and this agreement, and of all the matters pertaining thereto, as it/he deems necessary.

5.4 Neither Party has previously assigned, transferred, granted, or purported to assign, transfer, or grant, any of the claims, demands, and/or cause or causes of action disposed of by this agreement.

5.5 Each Party is duly authorized to enter into and perform this Agreement, and there is no conflict between the terms of this Agreement and any other obligation(s) of the Parties.

5.6 Each term of this agreement is contractual and not merely a recital.

5.7 Each Party is aware that it/he may later discover claims or facts in addition to or different from those it/he now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of each of the Parties to fully, finally and forever settle all such matters, and all claims relative thereto, which previously have existed, do

now exist, or may exist between them. In furtherance of such intention, the release given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

5.8 The Parties will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this agreement.

6. INDEMNIFICATION; HOLD HARMLESS:

6.1 Each of the Parties agrees to indemnify and hold the other Party harmless from any liability or claim of any description related to the matters which are the subject of this Agreement.

7. MISCELLANEOUS:

7.1 This agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas.

7.2 This agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This agreement may be amended only by an agreement in writing signed by both Parties.

7.3 This agreement is binding upon and shall inure to the benefit of the Parties and their respective spouses, heirs, executors, assigns, successors in interest, predecessors in interest, insurers, employees, agents, representatives, officers, directors, shareholders, divisions, subsidiaries, and affiliates.

7.4 Each Party, through its attorneys, has cooperated in the drafting

and preparation of this agreement. Therefore, in any construction to be made of this agreement, the same shall not be construed against any Party.

7.5 In the event of litigation relating to this agreement, the prevailing Party shall be entitled to reasonable attorneys' fees and all litigation costs.

7.6 This agreement may be executed in counterparts, each of which taken together with the other counterparts shall be deemed an original copy.

7.7 This agreement consists of five pages and is made, entered into and is effective as of the first dated signature indicated below.

DATED: December 10, 2009

LUCAS ENERGY, INC.

By: William A. Sawyer
President

DATED: December 03, 2009

SAVOY ENERGY CORPORATION

By: Arthur B. Bertagnolli
President

LUCAS ENERGY

November 2, 2009

Savoy Energy Corporation (formerly Plantation Exploration, Inc.)
11200 Westheimer
Suite 900
Houston, Texas 77042

Re: Exchange of Note from Savoy to Lucas for Working Interests in the Rozella Kifer No.1, Louis Zavadil No.1, and Ali-O Unit No.1 wells, Gonzales County, Texas.

Gentlemen:

As you are aware, Savoy Energy Corp. ("Savoy") borrowed $100,000.00 from Lucas Energy, Inc. ("Lucas"). The balance of the note plus interest plus other receivables (The Money Show, etc.) is, $117,404.95 as of 11/1/09. Lucas is offering to purchase a 16.0% working interest in the three wells listed above under the following terms and conditions:

1. Savoy assign to Lucas these interests and the interests which Lucas has acquired from Phoenix Capital Opportunity Fund (formerly the interests of Plantation Working Interests LLC) and the interests already purchased by Lucas in these three wells.

2. The price paid by Lucas will be $117,404.95 in the form of forgiveness of the debt.

3. Execution of a "Bill of Sale" to Lucas of these interests.

4. Ratification of the current operating agreement and ratification Lucas as operator.

If you are in agreement with the foregoing, please acknowledge your agreement by signing and returning a copy of this letter to Lucas.

Sincerely,
Lucas Energy, Inc.

William A. Sawyer
President & CEO

Agreed to and accepted this 16th day of ~~November,~~ December 2009.

Savoy Energy Corporation (formerly Plantation Exploration, Inc.)

By: [signature]
Arthur B. Bertagnolli, President

"Bill of Sale"
Oil & Gas Working Interests
Gonzales County, Texas

This BILL OF SALE is made by and between LUCAS ENERGY, INC., 6800 West Loop South., Suite 415, Bellaire, Texas 77401 (hereinafter called "Buyer") and Savoy Energy Corp (formerly Plantation Exploration, Inc.), 11200 Westheimer, Suite 900, Houston, Texas 77042 (hereinafter called "Seller").

In consideration of ten Dollars ($10.00) and other good and valuable consideration received, and subject to the terms, conditions and reservations set forth in this Bill of Sale, Seller hereby SELLS, CONVERTS, ASSIGNS, TRANSFERS, AND DELIVERS unto Buyer the Working Interests described in item #9 below (the "Leases"), which are collectively herein referred to as the "Property":

(a) Interests in Production. Royalties, overriding royalties, production payments, rights to take royalties in kind, or other interests in production of oil, gas or other minerals subject to the exceptions and reservations herein contained.

(b) Rights: Working Interests. Rights and interests in or derived from unit agreements, joint operating agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements and working interests.

(c) Easements. Rights-of –way, surface or ground leases, easements, servitudes and franchises acquired or used in connection with operations for the exploration and production of oil, gas or other minerals.

(d) Wells. Producing, non-producing, shut-in and abandoned wells.

(e) Equipment . All surface and down-hole equipment and personal property.

This Bill of Sale shall be subject to the following additional terms, conditions or Exceptions:

1. This Bill of Sale shall be effective ("Effective date") as of 8:00 am CDT where the Property is located, on November 1, 2009 and shall be subject to any overriding royalty interests of record as of such date.

2. Buyer shall be responsible for its share of the plugging and abandonment of all wells located on the Leases in accordance with all laws, regulations and lease obligations.

3. Buyer shall be responsible for its share of all costs, expenses, claims, damages, (including damages to the physical or environmental condition of the Property), suits, causes of actions and liabilities pertaining to the Property after the Effective Date.

4. The terms, conditions or exceptions contained herein shall constitute covenants running with the land, and shall be binding upon, and for the benefit of, the respective successors and assigns of Seller and Buyer.

5. Seller shall be responsible for the payments of its share of all royalties and overriding royalties on oil and gas produced from the Property prior to the Effective Date. Buyer shall be responsible for the payment of all royalties and overriding royalties on oil and gas produced from the Property on and after the Effective Date, and shall be subject to the already executed AAPL Model Form Operating Agreement with the Operator.

6. Seller does hereby warrant and agree to defend the title to the interests Conveyed herein unto the said Buyer and its successors and assigns against all persons whomsoever lawfully claiming, or to claim, the same, or any party thereof, by, through, or under it, but not otherwise.

7. Seller agrees to execute and deliver to Buyer all such other additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Buyer the rights, titles and interests and estates in the Property.

8. Seller makes no warranty, express or implied, as to the accuracy, correctness or completeness of any of the information, data or materials heretofore provided by Seller or as to the amount of reserves or ability of the properties to produce. Seller makes no statements or representations concerning the present or future value of the anticipated income, cost, or profits, if any, to be derived by Buyer from the interests being sold.

9. Seller assigns the following Working Interests and Net Revenue Interests on the Properties described on Exhibit "A" attached hereto:

LEASE/WELL	WORKING INTEREST	REVENUE INTEREST
Louis Zavadil No.1 API # 42-177-30385 Wm Newman Survey, A-362 Gonzales County, Texas	16.0%	0.112
Rozella Kifer No.1 API # 42-177-30447 Wm J Bryan Survey, A-107 Gonzales County, Texas	16.0%	0.112
Ali-O Unit No.1 API # 42-177-31737 John McClure Survey, A-357 Gonzales County, Texas	16.0%	0.112

10. Buyer is subject to any previous agreements regarding these Properties, including but not limited to prior Bill of Sales into Seller and the above referenced joint venture agreement. Seller ratifies the existing operating agreement in effect. Seller hereby ratifies Buyer as operator of the three wells.

-Seller-

Savoy Energy Corporation (formerly Plantation Exploration, Inc.)

By: ______________________
Arthur B. Bertagnolli, President

Witness: ______________________
Witness: ______________________